EXHIBIT A-3

CERTIFICATE OF FORMATION

OF

KEYSPAN NEW ENGLAND, LLC

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”) hereby certifies that:

          FIRST. The name of the limited liability company (hereinafter called the "Company") is KEYSPAN NEW ENGLAND, LLC.

          SECOND. The address of the registered office and the name of the registered agent of the Company located at such address required to be maintained by Section 18104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

          THIRD. The Company is to be managed by a Board of Managers. The Board of Managers shall act pursuant to the terms of the Company's Limited Liability Company Operating Agreement.

          IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation to be executed and delivered this ____ day of ________________, 2002.

                                       _______________________________________
                                       Alfred C. Bereche, Authorized Person